As filed with the Securities and Exchange Commission on November 25, 2008

Registration No. 333-121728

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Star Scientific, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1402131 (I.R.S. Employer Identification No.)

16 South Market Street

Petersburg, Virginia 23803

(Address of Principal Executive Offices including Zip Code)

Amended and Restated Star Scientific, Inc. 2000 Equity Incentive Plan

(Full title of the plans)

Copies to:

Robert E. Pokusa Esq. General Counsel and Secretary Star Scientific, Inc. 7475 Wisconsin Ave., Suite 850 Bethesda, MD 28014 (301) 654-8300	William P. O’Neill Esq. Brandon J. Bortner Esq. Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, DC 20004 (202) 637-2200

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

PARTIAL DEREGISTRATION OF SECURITIES

Star Scientific, Inc. (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered for sale under the Registrant’s Amended and Restated Star Scientific, Inc. 2000 Equity Incentive Plan (the “Prior Plan”) pursuant to the Registration Statement on Form S-8 filed on December 29, 2004 (File No. 333-121728), with respect to shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”). A total of 7,890,000 shares of Common Stock were registered for issuance under Registrant’s Prior Plan.

The Registrant has since adopted a new equity incentive plan, the Star Scientific, Inc. 2008 Incentive Award Plan (the “2008 Plan”), which was approved by the Company’s shareholders on November 14, 2008. According to the terms of the 2008 Plan, shares that were available for grant under the Prior Plan that were not granted under the Prior Plan will be available for issuance under the 2008 Plan (the “Carried Forward Shares”), plus the number of shares underlying any grants previously made under the Prior Plan that expire, are forfeited, cancelled or terminated (other than by exercise) from and after November 14, 2008. No future awards will be made under the Prior Plan. The total number of Carried Forward Shares under the Prior Plan as of the date the 2008 Plan was adopted was 6,000 shares. The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post Effective Amendment to the Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the Carried Forward Shares under the 2008 Plan. In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, this Post-Effective Amendment is hereby filed (i) to reallocate the Carried Forward Shares from the Prior Plan to the 2008 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the Prior Plan to the Registration Statement on Form S-8 for the 2008 Plan that is being filed contemporaneously with the filing of this Post Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Petersburg, Commonwealth of Virginia, on this 25th day of November, 2008.

STAR SCIENTIFIC, INC.

By:	/s/ Jonnie R. Williams
Jonnie R. Williams Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonnie R. Williams, Paul L. Perito, Robert E. Pokusa and Park A. Dodd III, jointly and severally, his attorneys-in-fact and agents, each with power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 25th day of November, 2008.

Signature	Title

/s/ Jonnie R. Williams
Jonnie R. Williams	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul L. Perito
Paul L. Perito	Chairman of the Board, President and Chief Operating Officer

/s/ Park A. Dodd III
Park A. Dodd III	Chief Financial Officer (Principal Accounting Officer)

/s/ Christopher C. Chapman
Christopher C. Chapman	Director

/s/ Neil L. Chayet
Neil L. Chayet	Director

/s/ Marc D. Oken
Marc D. Oken	Director

/s/ Leo S. Tonkin
Leo S. Tonkin	Director

/s/ Alan Weichselbaum
Alan Weichselbaum	Director

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